UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14C

                 Information Statement pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]     Preliminary Information Statement
[ ]     Confidential, for use of the Commission only
        (as permitted by Rule 14c-5(d)(2))
[X]     Definitive Information Statement

                              GLOBALNET CORPORATION
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (4) Proposed maximum aggregate value of securities: (5) Total fee paid:
[ ]   Fee paid previously with preliminary materials.
[ ]   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1) Amount previously paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing party:
      (4) Date filed:

                              GLOBALNET CORPORATION
                        2204 Timberloch Place, Suite 140
                           The Woodlands, Texas 77380
                                -----------------

                               NOTICE OF ACTION BY
                         WRITTEN CONSENT OF SHAREHOLDERS
                               ------------------

To our Shareholders:

     On December 31, 2003, holders of a majority of the voting capital stock of our company, GlobalNet Corporation, acted by written consent in lieu of a special meeting of shareholders to adopt amendments to our articles of incorporation to increase the number of shares of common stock which we are authorized to issue from one billion shares to 20 billion shares.

     As of March 24, 2004, we had 904,110,857 shares of our common stock outstanding. We are obligated under various existing agreements, options, warrants and convertible preferred stock and notes to issue additional shares of our common stock. After issuance of all shares of common stock that we are obligated to issue, and if all of our outstanding options and warrants are exercised and convertible notes and preferred stock are converted, based on certain assumptions as described in this Information Statement, we will have approximately 17.6 billion shares outstanding.

     Our Board of Directors has fixed March 26, 2004 as the record date for determining the holders of common stock entitled to notice and receipt of this Information Statement. This Information Statement is first being mailed on or about April 2, 2004.

     The increase in our authorized common stock will not become effective until at least 20 days after the initial mailing of this Information Statement.

     We are not asking you for a proxy and you are requested not to send us a proxy.

                                           By Order of the Board of Directors:

                                           /s/ MARK T. WOOD
                                           ----------------
                                               Mark T. Wood
                                           Chairman of the Board and
                                           Chief Executive Officer

            The date of this Information Statement is March 29, 2004

                              GLOBALNET CORPORATION
                        2204 Timberloch Place, Suite 140
                           The Woodlands, Texas 77380
                                 ---------------

                              INFORMATION STATEMENT
                                 ---------------

                             Introductory Statement

     GlobalNet Corporation is a Nevada corporation with its principal executive offices located at 2204 Timberloch Place, Suite 140, The Woodlands, Texas. Our telephone number is (281) 419-2416. This Information Statement is being sent to our shareholders by our Board of Directors to tell you about action the holders of a majority of our outstanding voting capital stock have taken by written consent, in lieu of a special meeting of the shareholders. The action was taken on December 31, 2003, and will be effective when we file a certificate of amendment to our articles of incorporation with the State of Nevada.

     We expect to file an amendment to increase our authorized common stock from one billion shares to 20 billion shares on or about April 23, 2004.

     Copies of this Information Statement are being mailed on or about April 2, 2004 to the holders of record on March 26, 2004 of the outstanding shares of our common stock.

                               General Information

     On December 8, 2003, our Board of Directors authorized and approved, subject to shareholder approval, an increase in our authorized common stock from one billion shares to 20 billion shares, which our Board of Directors deemed to be in the best interests of our company and our shareholders. Our Board of Directors further authorized the preparation and circulation of this Information Statement and a shareholders' consent to the holders of a majority of our outstanding voting capital stock.

     We have two classes of voting securities, our common stock, of which each share is entitled to one vote, and our Series A Preferred Stock, of which each share is entitled to 97,500 votes. On matters submitted for the approval of our shareholders, such as approval of the increase in our authorized common stock, holders of our common stock and our Series A Preferred Stock vote together as a single class. As of December 31, 2003, there were 595,159,276 shares of common stock and 100,000 shares of Series A Preferred Stock outstanding. The holders of our common stock were entitled to an aggregate of 595,159,276 votes and the holder of our Series A Preferred Stock was entitled to an aggregate of 404,840,724 votes. The consent of shareholders holding more then 50% of the votes entitled to be cast approved the increase in our authorized common stock.

                        Description of Our Capital Stock

Common Stock

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of legally available funds.

     Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, net assets available after the payment of

     o all secured liabilities, including any then outstanding secured debt securities which we may have issued as of such time,
     o all unsecured liabilities, including any then outstanding unsecured debt securities which we may have issued as of such time, and
     o    all liquidation preferences on any then outstanding preferred stock.

     Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

     We currently have 1 billion shares of common stock authorized. As of March 24, 2004, 904,110,857 shares of common stock are outstanding.

     Amendment to our Articles of Incorporation to increase our authorized common stock

     Not earlier than 20 days after we mail this Information Statement to our shareholders, we will file an amendment to our articles of incorporation to effect an increase in our authorized common stock from one billion shares to 20 billion shares.

Preferred Stock

     Our board of directors is authorized, without further shareholder approval, to designate and issue up to 30,000,000 shares of preferred stock in one or more series. Our board may fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

     Series A Preferred Stock

     We have issued to Growth Enterprise Fund S.A. 100,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is entitled to a cumulative annual dividend of $7.80, which must be paid before we can pay any dividends to our common shareholders. While the Series A Preferred Stock is outstanding, we will pay Growth $175,000 per month, which will pay the accrued dividend and the excess will redeem Series A Preferred Stock at $156 per share. In lieu of such cash payment, we can deliver to Growth a promissory note, which would contain substantially the same provisions as the Series A Preferred Stock. In the event of liquidation, we must redeem the outstanding Series A Preferred Stock at $156 per share before we may pay our common shareholders.

     Each share of Series A Preferred Stock is convertible into 97,500 shares of our common stock, subject to certain anti-dilution provisions. Each share of Series A Preferred Stock is entitled to vote along with our common shareholders as if the Series A Preferred Stock had been converted. This means that each share of Series A Preferred Stock is entitled to 97,500 votes.

Anti-Takeover Effects of Our Capitalization and Nevada Law

     Certain provisions of our articles of incorporation and Nevada law may be deemed to have anti-takeover effects and may delay, defer or prevent a take-over attempt of us.

     Additional authorized common stock

     The proposed increase in the authorized number of shares of our common stock could have an anti-takeover effect in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of our company more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of our company. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Except as further discussed herein, the Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of our company, and this proposal is not being presented with the intent that it be utilized as an anti-takeover device.

     Blank check preferred stock

     Our articles of incorporation authorize the issuance of up to 30,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board. Of these shares 100,000 have been designated as Series A Preferred Stock. The remaining 29,900,000 shares of preferred stock are without designation and available for issuance.

     Our board may fix the rights, preferences, privileges and restrictions of preferred shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us.

     Nevada law

     Certain provisions of the Nevada General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring our company to negotiate with, and to obtain the approval of, our Board of Directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of our company, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

     Nevada's "combination with interested stockholders" statute and "control share acquisition" statute may have the effect of delaying or making it more difficult to effect a change in control of our company.

     The combination with interested stockholders statute prevents an "interested stockholder" and an applicable Nevada corporation from entering into a "combination," unless certain conditions are met. A combination is defined to mean, among other things:

     o    merger or consolidation with an interested stockholder;
     o sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder having an aggregate market value equal to 5% or more of the aggregate market value of the assets of a corporation, 5% or more of the aggregate market value of all outstanding shares of a corporation, or representing 10% or more of the earning power or net income of the corporation;
     o adoption of a plan or proposal for the liquidation or dissolution of a corporation proposed by an interested stockholder; o reclassification, recapitalization, merger, or consolidation proposed by an interested stockholder; or

     o receipt by an interested stockholder of any loan, advancement, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by or through a corporation.

     An "interested stockholder" means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate. A corporation may not engage in a combination with an interested stockholder for a period of three years from the date of the acquisition by the interested stockholder of its shares in the corporation unless the combination or purchase of shares made by the interested stockholder is approved by the Board of Directors before the interested stockholder acquired such shares. If such approval is not obtained, after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

     o the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; or
     o the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher.

     Nevada's Control Share Acquisition Statute prohibits an acquirer, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquirer first obtains approval from the target corporation's stockholders.

     Once an acquirer crosses one of the above thresholds, such shares so acquired, along with those shares acquired within the preceding 90 days, become control shares, which shares are deprived of the right to vote until such time as the disinterested shareholders of the corporation restore such right. The Control Share Acquisition Statute also provides that in the event control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power of the corporation, any shareholder of record who has not voted in favor of authorizing voting rights for the control shares may demand payment for the fair value of such shareholder's shares. In such case, the corporation is required to comply with the demand within 30 days of the delivery thereof to the corporation.

     The control share statute applies to the acquisition of a controlling interest in a Nevada corporation which does business in Nevada (directly or through an affiliated corporation) and which has 200 or more stockholders of record, at least 100 of whom are residents of Nevada. We do not believe that the control share statute is presently applicable to us because we do not presently conduct business in Nevada. However, if in the future we do conduct business in Nevada then such provisions may apply.

               Proposed Amendment to Our Articles of Incorporation

     The proposed amendment would change Article IV only by increasing the number of authorized shares of common stock as shown in italics in the following restatement of Article IV:

          Capital Stock. The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.005. The second class of stock shall be Preferred Stock, par value $0.005. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

          The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

     Class         Par Value       Authorized Shares          Total
     -----         ---------       -----------------         -------------
     Common          $0.005          20,000,000,000          $100,000,000
     Preferred       $0.005              30,000,000               150,000

     Totals:                         20,030,000,000          $100,150,000

     The amendment will become effective upon the filing of articles of amendment with the Nevada Secretary of State.

     The amendment to our articles of incorporation will authorize 20 billion shares of common stock to be issued, instead of the 1 billion shares now authorized. The amendment will not change other provisions of Article IV. The relative rights and limitations of the common stock would remain unchanged. Neither common stock, nor the preferred stock that could be issued by the Board of Directors, has or would have preemptive rights. Cumulative voting is not and would not be permitted in the election of directors.

          Purpose and Effect of Increasing Our Authorized Common Stock

     By a written consent of holders of 51% of our outstanding common stock dated August 11, 2003, in lieu of a special meeting, our shareholders approved an amendment to our articles of incorporation to increase our authorized common stock to one billion shares and effect a 1-for-150 reverse split of our common stock. On approximately October 7, 2003, we mailed to our stockholders an information statement concerning the action by our stockholders on these two matters.

     The purpose for the increase in the authorized common stock, along with the reverse stock split, was to enable us, without further shareholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes, including meeting our obligations to issue common stock under outstanding convertible debentures and convertible preferred stock and under our agreement to purchase GlobalNet, Inc.

     On November 7, 2003, we filed an amendment to our articles of incorporation to effect the increase in our authorized common stock to one billion shares. After discussing the proposed reverse stock split with our investment bankers, we decided not to complete the reverse stock split. Our investment bankers advised us that, in a typical reverse split, the market price of a company's common stock would increase proportionate to the amount of the reverse split, but that, for most companies which had completed a reverse stock split, the market price would begin to decline. The investment bankers recommended that we not do the reverse stock split at that time.

     As a result of not completing the reverse stock split, we have insufficient authorized shares of common stock to allow us to raise additional capital and to meet our existing obligations to issue shares of common stock.

     Our Board of Directors believes that the increase in the number of our authorized shares of common stock to 20 billion shares will allow us to raise additional capital in the future and meet existing obligations to issue our common stock.

Future Capital Raising and Other Corporate Purposes

     We believe that part of our business strategy will require us to raise capital to further our business strategy through the issuance of additional capital stock. Although as of the present time we do not have immediate plans for raising additional equity capital, we believe that, to avoid delays in the event additional funds are needed, we would need to provide now for sufficient authorized capital stock to complete such potential transactions and avoid the shareholder approval process needed to change our capital structure as part of any such transaction.

     The unissued and unreserved shares of our common stock will also be available for any proper corporate purpose, as authorized by our Board of Directors, without further approval by our shareholders, except as otherwise required by law.

Existing Obligations to Issue Common Stock

     We are obligated under various existing agreements to issue additional shares of our common stock. The number of shares that we are currently obligated to issue exceeds the number of shares of common stock that we are authorized to issue. Under Nevada law, this is not permissible. Where a Nevada corporation has previously issued shares to its authorized limit, it cannot issue additional shares. An agreement to issue shares when there is no power to issue them is not permissible under Nevada law. Nevada law calls this an "overissue." An overissue, however, does not occur if appropriate action has cured the overissue. A corporation can remedy an overissue by amending its articles of incorporation to increase the authorized shares which would have the effect of curing the impermissible action. By increasing our authorized common stock, we are curing our overissue.

     As of March 24, 2004, we had 904,110,857 shares of our common stock outstanding. After issuance of all shares of common stock that we are obligated to issue, and if all of our outstanding options and warrants are exercised and convertible notes and preferred stock are converted (based on certain assumptions as described below), we will have approximately 17.6 billion shares outstanding.

     After the increase in our authorized common stock, our board will have the ability, without further shareholder approval, to issue up to approximately 2.4 billion additional shares of common stock. Such issuance may result in a reduction of the book value or market price of our outstanding common stock. Issuance of additional common stock will reduce the proportionate ownership and voting power of our then existing shareholders.

     The table below summarizes our outstanding common stock, obligations to issue common stock, warrants and convertible debt and preferred stock as of March 24, 2004 (in millions).

                                                               NUMBER OF
                                                               SHARES
                                                NUMBER OF      UNDERLYING
                                                SHARES OF      WARRANTS AND
                                                COMMON         CONVERTIBLE
COMMON STOCK, WARRANTS AND                      STOCK          SECURITIES         TOTAL
CONVERTIBLE SECURITIES
-------------------------------
Shares of common stock issued
and outstanding                                   904                              904

Shares to be issued to Growth
Enterprise Fund, S.A.                           4,595                            4,595


Additional shares to be issued
to employees, consultants, etc.                    22                               22

Warrants issued to convertible
debenture holders                                                    4               4

Series A Preferred Stock
issued to Growth Enterprise
Fund, S.A.                                                       9,750           9,750

Convertible debt
 $875,000 principal amount
 convertible note issued to
 The Titan Corporation (1)                                          20              20
 $2,487,000 principal
 amount convertible
 debentures (2)                                                  1,554           1,554

 $1,053,978 principal
 amount convertible note
 issued to Mark Wood (3)                                           658             658

 $118,000 principal amount
 convertible note issued to
 D. Erdberg                                                         74              74

TOTAL                                           5,521           12,060           17,581
---------------------

     (1) Assumes the conversion price is $0.043 per share, based on the market price of our common stock on March 24, 2004.
     (2) Assumes the conversion price is $0.0016 per share, excluding interest and penalties, if any.
     (3)  Mr. Wood is our Chairman and Chief Executive Officer.

     Obligation to issue shares of common stock to Growth Enterprise Fund

     We are obligated to issue to Growth Enterprise Fund, S.A. approximately 4.6 billion shares of common stock. On August 21, 2003, we acquired from Growth's wholly-owned subsidiary all of its rights to acquire GlobalNet, Inc. from The Titan Corporation. In connection with the transaction, we issued to Growth a $500,000 principal amount promissory note and $15.6 million of convertible preferred stock. In addition, we were obligated to issue Growth approximately
4.7 billion common shares, of which 100 million shares have been issued.

     In the event that our articles of incorporation are not amended to authorize such additional common stock and such shares of common stock are not issued to Growth, then at any time before February 22, 2004, Growth may rescind the transaction. After we agreed to extend Growth's right to rescind, on March 2, 2004, Growth agreed to terminate its rescission right. In addition to our agreement with Growth, we corrected the conversion rate of its Series A Preferred Stock to $0.0016, or 97,500 shares of common stock issuable upon conversion of each share of Series A Preferred Stock.

     Obligation to issue common stock upon conversion of Series A Preferred
Stock

     We are obligated to issue to the holders of our Series A Preferred Stock, currently Growth Enterprise Fund, S.A., 9.75 billion shares of common stock assuming that all of the Series A Preferred Stock is converted.

     As part of the acquisition of GlobalNet, Inc., we issued to Growth convertible preferred stock with a liquidation value of approximately $15.6 million. We have issued and outstanding 100,000 shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into 97,500 shares of our common stock.

     Obligation to issue common stock upon conversion of convertible debentures

     During 2003, we issued approximately $3 million principal amount of our convertible debentures. These debentures bear interest at 12% per year and mature two years from the date of issuance. The debentures are convertible into shares of our common stock at the rate of $0.0016 per share, however, if the market price for our common stock is below $0.0016 per share, then the debentures are convertible at the lower of:

     o    $0.0016 per share, and
     o 60% of the average of the lowest three intra-day trading prices during the 20 trading days immediately prior to the conversion.

     As of March 24, 2004, the debenture holders have converted approximately $513,000 principal amount of the debentures.

     Since the number of shares into which the convertible debentures could increase if the market price of our common stock falls below $0.0016 per share in the future, we cannot know as of today how many shares of our common stock we will eventually issue on conversion of the convertible debentures.

     The following table sets forth the number of shares of common stock into which the principal amount of convertible debentures outstanding as of March 24, 2004 are convertible at various prices, using the maximum price of $0.0016 per share, and the following hypothetical prices:

     o    $0.0009 (60% of 75% of the $0.0016 fixed price)
     o    $0.0004 (60% of 50% of the $0.0016 fixed price)
     o    $0.0002 (60% of 25% of the $0.0016 fixed price)

     The table also sets forth the percentage of our common stock represented by these shares (after giving effect to the issuance of approximately 4.6 billion shares to Growth Enterprise Fund and assuming that we do not issue any other shares in any other transaction):


 Hypothetical    Approximate Outstanding Principal         Number of Shares into which        Total Number  Percentage of
  Conversion    Amount of Convertible Debentures as   Convertible Debentures are Convertible   of Shares     Outstanding
    Prices                of March 5, 2004                        (in thousands)               into which    Common Stock
                                                                                              Convertible
                                                                                               Debentures
                                                                                                  are
                                                                                               Convertible
                                                                                             (in thousands)


                                       12

                      Debenture Issuance Date                Debenture Issuance Date
                February     May 2003    August 2003    February     May 2003   August 2003
                  2003                                    2003

$0.0016(1)     $237,000    $500,000     $1,750,000         148,125      312,500    1,093,750      1,554,375   22%
$0.0009(2)     $237,000    $500,000     $1,750,000         263,333      555,556    1,944,444      2,763,333   34%
$0.0004(2)     $237,000    $500,000     $1,750,000         592,500    1,250,000    4,375,000      6,217,500   53%
$0.0002(2)     $237,000    $500,000     $1,750,000       1,185,000    2,500,000    8,750,000     12,435,000   70%

     (1)  The maximum conversion price is $0.0016 per share.
     (2) If our common stock is below $0.0016, then the conversion price is 60% of the average of the lowest three intra-day trading price for the twenty trading days immediately preceding the conversion date.

     Warrants issued to convertible debenture holders

     In conjunction with the issuance of the secured convertible debentures in 2003, we issued warrants to acquire an additional 3,725,000 shares of our common stock at an exercise price of $.0016 per share. 2,250,000 warrants terminate in February 2008 and 1,500,000 warrants terminate in May 2008.

     Obligation to issue shares of common stock to The Titan Corporation

     On December 29, 2003, we settled with The Titan Corporation an outstanding promissory note owing by us to Titan in the original amount of $1,500,000. The balance of the note, in the amount of $1,000,000, was due December 17, 2003. On December 29, 2003, the parties entered into a Settlement Agreement and Release of Claims replacing the original note with the Amended and Restated Convertible Note.

     Under the terms of the amended note, we owe Titan $1,250,000 payable $25,000 a week and the balance on March 31, 2004. The amended note is without interest. The balance owing under the Titan note as of the date of this information statement is $875,000. Titan may convert any or the entire amended note into shares of our common stock commencing after a registration statement registering the resale of the common stock issuable upon conversion of the amended note is declared effective by the SEC. The note is convertible at the then-current market value of our common stock. The proceeds from the sale of the shares will reduce the amount of the amended note dollar for dollar.

     In the event that Titan does not convert all or any of its note by March 31, 2004, we anticipate paying the note from our cash flows from operations.

     Since the number of shares into which the Titan amended note will be converted depends on the market price of our common stock at various dates in the future, we cannot know as of today how many shares of our common stock we will eventually issue on conversion of the amended note.

     The following table sets forth the number of shares of common stock into which the Titan amended note is convertible at various closing prices, using the closing price of our common stock on March 24, 2004 ($0.043 per share) and prices that are 25%, 50% and 75%. The table also sets forth the percentage of our common stock represented by these shares (after giving effect to the issuance of approximately 4.6 billion shares to Growth Enterprise Fund and assuming that we do not issue any other shares in any other transaction):

Hypothetical     Outstanding Principal Amount of     Number of Shares into which  Percentage of
 Conversion       Convertible Debentures as of            the Titan Note is        Outstanding
   Prices                March 26, 2004                      Convertible           Common Stock
$0.043        $875,000                              20,348,837                      0.43%
$0.03225      $875,000                              27,131,783                      0.57%
$0.0215       $875,000                              40,697,674                      0.86%
$0.01075      $875,000                              81,395,349                      1.70%

     Shares of common stock underlying convertible note issued to Mark T. Wood

     In August 2003, we issued to our Chairman and Chief Executive Officer Mark
T. Wood, as consideration for loans made to the company, a convertible demand note in the amount of $1,053,978. This note is convertible at the rate of $0.0016 into approximately 659 million shares of common stock.

     Shares of common stock underlying convertible note issued to Daniyel
Erdberg

     In August 2003, we issued to Daniyel Erdberg, as remaining consideration due from the Asset Purchase Agreement with GBLK Communications, a convertible note in the amount of $118,000. This note is convertible at the rate of $0.0016 into approximately 74 million shares of common stock. The note, to the extent not converted, matures on February 7, 2005.

Certain Factors to Consider

     The issuance of shares of our common stock, as described above, including the potential additional issuances upon conversion of our convertible securities and exercise of outstanding warrants, will cause immediate and substantial dilution to our existing shareholders.

     We discuss below certain others factors with respect to our existing obligations to issue additional shares of our common stock that we believe are material to an investor's decision to invest in our common stock.

Factors to consider with respect to Growth Enterprise Fund's shareholdings

     Growth Enterprise Fund, S.A. will control more than half of our outstanding stock and will be able to exercise significant control.

     Growth Enterprise Fund, S.A. beneficially owns approximately 60% of our common stock and will, after including the voting rights under the Series A Preferred Stock, have the right to vote approximately 94% of the total outstanding capital stock of our company. Accordingly, Growth will have the power to control the election of all of our directors and the approval of actions for which the approval of our shareholders is required.

     The rights of our common shareholders are subject to the rights and preferences of our outstanding Series A Preferred Stock.

     We currently have issued and outstanding 100,000 shares of the Series A Preferred Stock, all of which is owned by Growth Enterprise Fund, S.A. The Series A Preferred Stock is convertible, at Growth's option, into 9,750,000,000 shares of common stock. Unless and until converted, the Series A Preferred Stock shall carry certain rights and preferences relative to our common stock to which our common shareholders shall be subject. Such rights and preferences include:

     o Liquidation Priority. In the event of liquidation of our company, after all debts are paid, Growth will be entitled to receive $15.6 million for the Series A Preferred Stock before our common shareholders receive anything.
     o Dividend Priority. The Series A Preferred Stock is entitled to 5% annual cumulative dividends, which is currently $780,000 per year. These cumulative dividends must be paid before we may pay dividends to our common shareholders.

Factors to consider with respect to the Titan note

     If we are unable to satisfy the Titan note by March 31, 2004, Titan could foreclose on its security interest in our GlobalNet, Inc. subsidiary.

     Our interest in GlobalNet, Inc. is pledged to secure the Titan note. If we fail to pay the Titan note, or if Titan does not convert any or all of the amount of the note into shares of common stock, by March 31, 2004, Titan could foreclose on our GlobalNet Inc. subsidiary. Since substantially all of our assets, revenue and cash flow are generated through our GlobalNet, Inc. subsidiary, if Titan does foreclose, we would likely no longer be in business and you would likely lose your investment.

     We cannot determine the number of shares of our common stock that we must issue on conversion of the Titan note.

     The number of shares of our common stock into which the Titan note is convertible depends on the market price of our common stock at the time of conversion at various dates in the future. As such, we cannot know as of today how many shares of our common stock we will eventually issue on conversion of the Titan note, and there is no upward limit on this number.

Factors to consider with respect to our convertible debentures

     The maximum conversion price of our convertible debentures, which is $0.0016, is substantially below our current market price.

     The maximum conversion price of our convertible debentures is $0.0016, which is approximately 3.72% of our current market price of $0.043 as of March 24, 2004. Even if the market price for our common stock increases, we will be obligated, upon conversion of the convertible debentures by the holders, to issue approximately 1.554 billion shares.

     If the market price for our common stock dramatically drops below $0.0016, the conversion price feature of our convertible debentures could require us to issue substantially more shares, which will cause an even greater dilution to our existing stockholders.

     The conversion price of our convertible debentures is $0.0016, however, in the event that the market price of our common stock is below $0.0016, then the convertible debentures are convertible into common stock at 60% of the market price. Therefore, in the event that the market price is below $0.0016, our obligation to issue shares upon conversion of the convertible debentures is essentially limitless.

     The adjustable conversion price feature of our convertible debentures may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

     In the event that our market price is below $0.0016, the convertible debentures are convertible into shares of our common stock at 60% of the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the convertible debenture holders convert and sell material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The convertible debenture holders could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion of debentures, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

     If we are required for any reason to repay our outstanding convertible debentures, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the convertible debentures, if required, could result in legal action against us, which could require the sale of substantial assets.

     We currently have outstanding approximately $2,487,000 principal amount of convertible debentures. The convertible debentures are due and payable, with 12% interest, two-years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default under the convertible debentures could require the early repayment of the convertible debentures, including a default interest rate of 15% on the outstanding principal balance of the debentures if the default is not cured with the specified grace period. Events of default include:

     o    our failure to repay the principal or interest when due,
     o our failure to issue shares of common stock upon conversion by the holder,
     o our failure to timely file a registration statement or have such registration statement declared effective,
     o breach of any covenant, representation or warranty in the various agreements we have with the convertible debenture holders,
     o the assignment or appointment of a receiver to control a substantial part of our property or business,
     o the filing of a money judgment, writ or similar process against our company in excess of $50,000,
     o the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company, or
     o    the delisting of our common stock.

     We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

             Interest of Certain Persons in Matters to Be Acted Upon

     In August 2003, we issued to our Chairman and Chief Executive Officer, Mark
T. Wood, as consideration for loans made to our company, a convertible demand note in the amount of $1,053,978. This note is convertible at a fixed conversion rate into approximately 659 million shares of common stock. If our authorized common stock is not increased, Mr. Wood would not be able to convert his note into our common stock and we would have to pay the note or be in default.

                              No Dissenters' Rights

     Shareholders do not have the statutory right to dissent and obtain an appraisal of their shares under Nevada law in connection with the amendment to our charter to increase our authorized common stock.

                    Material Federal Income Tax Consequences

     The following is a summary of the material Federal income tax consequences of the increase in our authorized shares of common stock. This summary is based on the Internal Revenue Code of 1986, as amended, regulations, rulings and judicial decisions currently in effect, all of which are subject to change.

     The summary does not address all aspects of Federal income taxation that may apply to a shareholder because of his particular circumstances, and it does not discuss any special rules that may be applicable to some types of investors (for example, estates, trusts, individuals who are not citizens or residents of the United States, foreign corporations, insurance companies, regulated investment companies, tax-exempt organizations and dealers in securities). The summary does not cover the applicability and effect of any state, local or foreign tax laws.

     The following discussion summarizing certain Federal tax consequences is based on current law. You should consult your own tax advisor as to the Federal, state, local and foreign tax effects in light of your individual circumstances.

     o No gain or loss will be recognized by our company in connection with the increase of our authorized common stock.
     o You will not recognize any gain or loss as a result of the increase of our authorized common stock.
     o The adjusted tax basis in your common stock will be the same as your adjusted tax basis is currently.
     o Your holding period in your common stock will include the holding period of your common stock that your currently hold.

                          Security Ownership of Certain
                        Beneficial Owners and Management

     The following table sets forth information regarding the beneficial ownership of our common stock as of March 24, 2004. The information in this table provides the ownership information for:

     o each person known by us to be the beneficial owner of more than 5% of our common stock,
     o    each of our directors,
     o    each of our executive officers, and
     o    our executive officers and directors as a group.

     Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

NAME AND ADDRESS OF                                    NUMBER OF SHARES                  PERCENTAGE
BENEFICIAL OWNER                                       BENEFICIALLY OWNED                OUTSTANDING
Growth Enterprise Fund, S.A. (1)
    Sea Orchard
    Elms Avenue - Poole
    Dorsett BH14 8EE
    United Kingdom                                         14,445,814,835                     94%
Mark T. Wood (2)
   Chairman and CEO
   2204 Timberloch Place, Suite 140
   The Woodlands, Texas 77380                                 817,982,000                     48%
David F. Levy
   President
   2204 Timberloch Place, Suite 140
   The Woodland, TX 77380                                               0                      0%
Thomas G. Seifert
   Chief Financial Officer and Secretary
   10940 S Parker Road, Suite 451
   Parker, Colorado 8134                                       31,598,704                      3%
David Halpern
   Director
   2204 Timberloch Place, Suite 140
   The Woodland, TX 77380                                               0                      0%
Zahi Salah
   Hadness
   Golan Heights, 12950 Israel                                100,000,000                     11%
Ulisse Sensi
   Localita Scalelle SNC Longone
   Sabino (Rieti) 02020 Italy                                 100,000,000                     11%
All Executive Officers and Directors as
   a Group (4 persons) (3)                                    849,580,740                     54%

     (1) Includes 100,000,000 shares of common stock currently outstanding and 4,595,814,835 shares of common stock issuable and 9,750,000,000 shares issuable upon conversion of 100,000 shares of Series A Preferred Stock.
     (2) Includes 159,245,750 shares of common stock currently outstanding and 658,736,250 shares of common stock issuable upon conversion of the convertible debenture in the amount of $1,053,978.
     (3) Includes 190,844,454 shares of common stock currently outstanding and 658,736,250 shares of common stock issuable upon conversion of the convertible debenture in the amount of $1,053,978.

     The following table sets forth information regarding the beneficial ownership of our common stock as of March 24, 2004, before giving effect to any future issuances or potential issuances of our common stock upon:

     o    issuance of any additional shares to Growth Enterprise Fund,
     o    exercise of any options or warrants, or
     o    conversion of any convertible preferred stock or notes.

NAME AND ADDRESS OF                                    NUMBER OF SHARES                  PERCENTAGE
BENEFICIAL OWNER                                      BENEFICIALLY OWNED                OUTSTANDING
Growth Enterprise Fund, S.A.
    Sea Orchard
    Elms Avenue - Poole
    Dorsett BH14 8EE
    United Kingdom                                        100,000,000                       11%
Mark T. Wood
   Chairman and CEO
   2204 Timberloch Place, Suite 140
   The Woodlands, Texas 77380                             159,245,750                       18%
David F. Levy
   President
   2204 Timberloch Place, Suite 140
   The Woodland, TX 77380                                           0                        0%
Thomas G. Seifert
   Chief Financial Officer and Secretary
   10940 S Parker Road, Suite 451
   Parker, Colorado 8134                                    31,598,704                       3%
David Halpern
   Director
   2204 Timberloch Place, Suite 140
   The Woodland, TX 77380                                            0                       0%
Zahi Salah
   Hadness
   Golan Heights, 12950 Israel                             100,000,000                      11%
Ulisse Sensi
   Localita Scalelle SNC Longone
   Sabino (Rieti) 02020 Italy                              100,000,000                      11%
All Executive Officers and Directors as
   a Group (4 persons)                                     190,844,454                      21%

                          Cost of Information Statement

     We will bear the cost of preparing, printing, and mailing this Information Statement.

                        Delivery of Documents to Multiple
                         Shareholders Sharing an Address

     One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from such shareholders. Upon receipt of such notice, we will undertake to deliver promptly a separate copy of the Information Statement to the shareholder at a shared address to which a single copy of the documents was delivered. In the event you desire to provide such notice to us with respect to this Information Statement or any future Annual Report, Proxy Statement or Information Statement, such notice may be given verbally by telephoning our offices at (281) 419-2416 or by mail to 2204 Timberloch Place, Suite 140, The Woodlands, Texas 77380.

                              Shareholder Proposals

     Any shareholder proposal which may properly be included in the proxy solicitation material for the 2004 annual meeting of shareholders must be received by our Secretary no later than June 15, 2004. Any proposal that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at next year's annual meeting, SEC's rules permit our management to vote proxies in its discretion if:

     o we received notice of the proposal no later than June 15, 2004 and advise our shareholders in the proxy statement about the nature of the matter and how our management intends to vote on such matter, or
     o    we do not receive notice of the proposal by June 15, 2004.

                   Forward-Looking Statements and Information

     This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words "expects," "projects," "believes," "anticipates," "intends," "plans," "predicts," "estimates" and similar expressions.

     We have based the forward-looking statements on our current expectations, estimates and projections about us. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements.

     You should rely only on the information we have provided in this Information Statement. We have not authorized any person to provide information other than that provided here. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

                  Where You Can Find More Information About Us

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.